EXHIBIT 11.1

We consent to the use, in this Offering Statement on Form 1-A, Amendment 2 of MOTA Group, Inc., of our report dated December 28, 2017, on our audits of the consolidated financial statements of MOTA Group, Inc., for the fiscal years ended June 30, 2017 and 2016, and the reference to us under the caption “Financial Statements.”

Our report on MOTA Group, Inc. contains an explanatory paragraph regarding the ability of MOTA Group, Inc., to continue as a going concern.

Very truly yours,

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

September 11, 2018

New York NY, Washington DC, San Francisco CA, Las Vegas Nevada, Houston Texas, Kansas City KS

Mumbai India, Beijing China, Athens Greece

Member of ANTEA International with affiliated offices worldwide